Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into this 27th day of September, 2004, by and between Bremerton School District No. 100-C (the “Seller”) and eAcceleration Corp, a Delaware Corporation, (the “Purchaser”).

A. RECITALS

1.             Seller is the owner of the Property (as defined below) located in Kitsap County, Washington.

2.             Seller desires to sell and Purchaser desires to purchase the Property upon the terms and conditions hereinafter set forth.

B. AGREEMENT

NOW, THEREFORE, based upon the mutual considerations set forth herein, Seller and Purchaser agree as follows:

1.             Definitions. For purposes of this Agreement:

“Agreement” means this Agreement and all Exhibits and Schedules thereto.

“Closing” and the “Closing Date” have the respective meanings assigned thereto in Section 6.1 hereof;

“Permitted Exceptions” has the meaning assigned thereto in Section 7.3 hereof;

“Purchase Price” has the meaning assigned thereto in Section 3.1 hereof;

“Property” means the real property generally depicted on the map attached as Exhibit “A” hereto, which the parties agree shall be surveyed for a definitive legal description pursuant to Section 18 herein.

“Title Company” shall be Land Title Company of Kitsap County; and

“Title Policy” has the meaning ascribed thereto in Section 11.5 hereof.

2.             Contract of Sale.   On the Closing Date, Seller shall sell the Property to Purchaser and Purchaser shall purchase the Property from Seller, at the price and upon the terms and conditions set forth in this Agreement.

3.             Purchase Price; Payment Terms.

3.1           Purchase Price. The purchase price (the “Purchase Price”) to be paid for the Property shall be Eight Hundred Fifty Thousand and 00/100 Dollars ($850,000.00).

3.2           Payment Terms. Purchaser shall pay the entire purchase price in cash at Closing.

4.             Approval Contingencies.

4.1           Purchaser’s obligation to close under this Agreement is contingent upon (a) Purchaser’s acceptance of the Property for Purchaser’s intended use; including but not limited to structural condition, architectural compatibility and zoning, (b) Purchaser obtaining a commitment for financing the purchase of the Property under such terms as Purchaser deems satisfactory, and (c) Purchaser obtaining an appraisal of the Property showing the fair market value of the Property being equal to or greater than the Purchase Price. Purchaser shall have until 5:00 p.m. on the 60th day following the date on which both Seller and Purchaser have executed this Agreement (the “Contingency Date”) to satisfy or waive the contingencies set forth under this Section 4.1 and to give Seller notice that such contingencies have been satisfied or waived. If Purchaser does not give Seller such notice on or before the Contingency Date, then this Agreement shall automatically terminate and both parties shall be relieved of and released from any and all further liability hereunder. Any tests, studies, applications or steps undertaken by Purchaser under this Section shall be at Purchaser’s sole cost and expense.

4.2           Seller’s obligation to close shall be contingent upon Seller obtaining approval from Seller’s Board of Directors and compliance with the requirements of RCW Chapter 28A.335. Seller shall have until 5:00 p.m. on the Contingency Date to satisfy the contingencies set forth in this Section 4.2. If Seller is not able to satisfy the contingencies set forth in this Section 4.2, then this Agreement shall automatically terminate and both parties shall be relieved of and released from any and all further liability hereunder.

4.3           Approval of Special Use Permit.   Purchaser’s obligation to close as to the Property is further contingent upon Purchaser, at its own cost and expense, obtaining approval from the City of Bremerton and all other governmental entities with jurisdiction over the Property, for a Special Use Permit and associated plans for the Property on terms and conditions suitable to Purchaser in its sole discretion, so that the Purchaser shall be able to proceed with using the Property for its intended business purpose. Purchaser shall be responsible for preparation of applications for the Special Use Permit and other documents as may be required by the City of Bremerton and other governmental agencies with jurisdiction over the Property.

5.             Earnest Money.  Purchaser shall provide Ten Thousand and No/100 Dollars ($10,000) as earnest money. Earnest money shall be applied against the Purchase Price at Closing. Earnest money shall be refundable to Purchaser up to but not after the Contingency Date. After the Contingency Date the earnest money shall be non-refundable if Purchaser fails to close without legal excuse and shall in such case be awarded to the Seller.

6.             Closing; Deliveries at Closing.

6.1           Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within thirty (30) days after the issuance of a Special Use Permit by the City of Bremerton, subject to the provisions of Paragraph 4.3 of this Agreement. If Closing does not occur within the time requirements set forth in this paragraph, this Agreement and all rights and obligations of the parties hereto shall automatically terminate, without notice.  Closing shall take place through an escrow at the offices of the Title Company (the “Closer”).

6.2           Seller’s Deliveries at Closing.   At Closing, Seller shall deliver to Purchaser the following items:

(a)           a statutory warranty deed complying with RCW 64.04.030, conveying the Property free and clear except for the Permitted Exceptions; and

(b)           any necessary resolutions or authorizations of Seller authorizing the sale of the Property to Purchaser and the execution and delivery of the deed and all other documents and instruments to be executed by Seller pursuant to this Agreement.

6.3           Purchaser’s Deliveries at Closing.   At Closing, Purchaser shall deliver to Seller the Purchase Price and any documents required by this Agreement to be delivered by Purchaser.

6.4                           Possession. Purchaser shall be entitled to possession of the Property at Closing.

6.5           Prorations.  At Closing the following items shall be prorated between the Seller and Purchaser as of 12:01 a.m. on the date of Closing, and the Purchase Price shall be adjusted accordingly:

(a)           real estate taxes; and

(b)           charges for water, sewer, gas, electricity and other utility services and cable television services, if any, on the basis of the fiscal period for which assessed or charged, except that if any of such utility services are metered, apportionment at Closing shall be based on the last available reading, subject to adjustment after Closing when the next reading is available;

6.6           Closing Costs.  Seller shall pay the real estate excise tax applicable to the sale of the Property and recording fee for the conveyance of title to Purchaser, the premium for the Title Policy and one-half of the escrow fees. Purchaser shall pay one-half of the escrow fees. Each party shall pay for its own attorneys’ fees.

7.             Title Examination.

7.1           Title Report. As soon as possible, and in any event within fourteen (14) calendar days after this Agreement has been executed by both Seller and Purchaser, Seller shall obtain from the Title Company a current preliminary commitment for an ALTA standard coverage owner’s policy of title insurance (the “Title Report”) covering the Real Property (showing Seller as the owner of the Property) and a copy of all instruments referred to in said Title Report. The Title Report and instruments shall be delivered to Purchaser by Seller immediately upon receipt. In the event Purchaser desires an ALTA Extended Coverage Policy, Purchaser shall be responsible for ordering the same and for all costs incurred in excess of those chargeable by the Title Company for a standard coverage owner’s policy.

7.2           Purchaser’s Review. Purchaser shall have twenty-one (21) days (the “Review Period”) after its receipt of the Title Report to give notice to Seller of its approval of any exceptions listed on the Title Report.   Exceptions specifically approved by Purchaser shall be deemed to be Permitted Exceptions (as that term is defined in Section 7.3). All exceptions as to which Purchaser does not give notice of approval within the Review Period shall be deemed to have been rejected by Purchaser. If Seller does not, within twenty-one (21) days after the expiration of the Review Period, give notice to Purchaser that Seller shall prior to Closing remove all exceptions rejected by Purchaser (exceptions evidencing or securing liquidated obligations to pay money which Purchaser is entitled to remove at Closing pursuant to Section 8.3 hereof), then this Agreement shall automatically terminate.

7.3           Condition of Title at Closing. Seller shall convey and Purchaser shall accept a good and marketable title in fee simple, free and dear of all liens and encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way, and other matters, subject only to the following (“Permitted Exceptions”): (a) the rights and reservations expressed in the U.S. Patent to the Land; (b) the lien of current real estate taxes not yet due and payable; (c) usual and ordinary public utility easements for gas, electric, water, sewer, cable television and other utility lines to the Buildings, except to the extent Purchaser in its reasonable judgment determines such easements to be inconsistent with the current use of the Property; (d) zoning regulations and ordinances general to the district in which the Property is located which are not violated by the existing structures or present use thereof; and (e) such other title exceptions as may be approved by Purchaser in accordance with Section 7.2.

8.              Seller’s Representations and Warranties.    Seller represents and warrants to Purchaser as follows:

8.1           Authority.   Subject only to the limitation described in Section 4.2, the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Seller and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

8.2           Compliance with Laws. Seller has no notice or knowledge that the Property or its operation or use have failed to comply with any law, ordinance, regulation or order.

8.3           Non-Foreign Person. Seller is not a “foreign person” as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended.

9.              Seller’s Covenants.   From and after the date of this Agreement and continuing through Closing, Seller agrees with Purchaser as follows:

9.1           Risk of Loss. Seller shall retain the risk of loss to the Property by fire or other casualty until the deed of conveyance is delivered to Purchaser.   If a loss occurs, Purchaser may elect to proceed with Closing or terminate this Agreement.

9.2           Eminent Domain. If all or any part of the Property is condemned or if condemnation proceedings are instituted, Purchaser may elect to proceed with Closing without an adjustment in price, in which event Seller shall assign to Purchaser all its rights to the condemnation proceeds, including the sole right to settle or approve the settlement of any condemnation award. Purchaser shall have twenty (20) days after notice of the institution of condemnation proceedings to notify Seller as to whether Purchaser elects to proceed with Closing. During such 20-day period, Seller shall cooperate and use its best efforts to provide Purchaser with all information reasonably necessary to evaluate the scope of the condemnation proceedings.

10.           Purchaser’s Representations and Warranties. As a material inducement to Seller’s entering into this Agreement Purchaser represents and warrants to Seller that the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Purchaser and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to Purchaser obtaining the approvals set forth in Section 4.1 herein.

11.           Conditions to Purchaser’s Obligation to Close. In addition to any contingencies listed in Section 5 above, the obligation of Purchaser to close hereunder shall be subject to the satisfaction of the following conditions (all or any of which may be waived, in whole or in part by Purchaser in writing):

11.1         Representations and Warranties True at Closing. The representations and warranties made by Seller in this Agreement shall be true in all material respects as of Closing with the same force and effect as though such representations and warranties had been made or given on and as of the date of Closing.

11.2         Compliance with Agreement.   Seller shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with by it prior to or at Closing.

11.3         No Damage to Property. The physical condition of the Property shall be in the same condition as on the date of this Agreement, ordinary wear and tear and damage caused by Purchaser excepted.

11.4         Title. Title to the Land and Improvements shall be good and marketable in fact and of record, subject only to the Permitted Exceptions.

11.5         Title Policy. The Title Company shall be irrevocably committed to issue to Purchaser an ALTA standard coverage owner’s policy of title insurance, with such reinsurance as Purchaser may reasonably request, in an amount not less than the Purchase Price, insuring Purchaser’s good, marketable and indefeasible title to the Real Property in fee simple absolute, subject only to the Permitted Exceptions and standard printed exceptions contained in the ALTA standard coverage owner’s policy form (the “Title Policy”).

11.6        No Condemnation. There shall be no pending or threatened condemnation or taking of any part of the Real Property or any means of ingress or egress thereto, other than a minor street widening, or other immaterial taking, which, in Purchaser’s judgment, does not adversely affect the Real Property.

12.           Conditions to Seller’s Obligation to Close.   In addition to the contingency set forth in Section 4.2 herein, the obligation of Seller to close hereunder shall be subject to satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by Seller in writing):

12.1         Representations and Warranties True at Closing. The representations and warranties made by Purchaser in this Agreement shall be true in all material respects as of Closing with the same force and effect as though such representations and warranties had been made or given on and as of the date of the closing.

12.2         Compliance with Agreement.   Purchaser shall have performed and complied in all material respects with all its obligations under this Agreement which are to be performed or complied with by it prior to or at Closing.

13.           Broker.   Seller represents to Purchaser that Seller has not retained a real estate broker in connection with this transaction.   To the extent Purchaser has retained a real estate broker in connection with this transaction, Purchaser acknowledges that Purchaser is solely responsible for any payments and commission due as a result, and agrees to indemnify, defend and hold Seller harmless from and against any claims of commissions due from any real estate broker claiming to have represented Purchaser in connection with this transaction.

14.           Failure of Seller or Purchaser to Perform.

14.1         Purchaser’s Remedies. If Seller defaults in the performance of its obligation under this Agreement to sell the Property to Purchaser, then Purchaser shall have the right to institute an action for specific performance to enforce Seller’s obligation under this Agreement to convey title to the Property and for incidental damages.

14.2         Seller’s Remedies. If Purchaser shall default in the performance of its obligations under this Agreement without legal excuse, Setter shall retain the earnest money set forth in Paragraph 5 as the sole and exclusive remedy to Seller for said default. This provision is specifically negotiated between the parties, and is stipulated to the liquidated damages which shall bee awarded to the Seller for said default.

15.           Termination.   This Agreement may be terminated only under the express terms of this Agreement or by the mutual written consent of the parties.   In the event of such termination, all obligations of the parties to each other shall terminate.

16.           Indemnification.   Seller and Purchaser agree to indemnify each other and hold each other harmless against and in respect of any loss, damage, liability, deficiency, cost or expense (including reasonable attorneys’ fees), whether direct, contingent or consequential, which Purchaser or Seller may sustain or incur as the result of any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller or Purchaser under this Agreement.

17.           Miscellaneous Provisions.

17.1        Survival. The representations, warranties, covenants, indemnities and other obligations of Seller and Purchaser set forth in this Agreement, including the award of attorneys’ fees set forth in paragraph 17.4, shall survive Closing and the delivery of the deed by Seller.

17.2        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.3        Time of the Essence. Time is of the essence of this Agreement.

17.4        Attorneys’ Fees.    In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees.

17.5        Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. This Agreement may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto.

17.6        Severability.  Should any of the provisions of this Agreement be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Agreement shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties.

17.7        Notices. All notices or requests required or permitted under this Agreement shall be in writing; shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid; shall be deemed given when so delivered or mailed, irrespective of whether such notice or request is actually received by the addressee, and shall be sent to the parties at the addresses set forth adjacent to their signatures below. Either party may change the address to which notices shall be sent by notice to the other party.

17.8        Successors and Assigns.   This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.   Purchaser shall have the

absolute right to assign its rights and responsibilities under this Agreement to any affiliate of Purchaser. The term “Purchaser” as used in this Agreement shall be deemed to include the assignee under any such permitted assignment.

17.9        Governing Forum. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington. Jurisdiction and exclusive venue shall be in Kitsap County Superior Court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:			PURCHASER:
BREMERTON SCHOOL DISTRICT			eACCELERATlON CORP, a Delaware
NO. 100 C			Corporation

By:	/s/ [ILLEGIBLE]		By:	/s/[ILLEGIBLE]
	Its:	Superintendent		Its:	President and CEO

Address:		134 No. Marion St,	Address:		1050 NE Hostmark Street,
		Bremerton, WA 98312			Suite 100-B
Pou1sbo, WA 98370

EXHIBIT “A”

Lot 27, except the East 25 feet and Lot 28, except the West 20 feet, in Tebbett’s

Decatur Acre Tracts, Kitsap County, Washington.